                                                                    EXHIBIT 10.8

                                 PETS.COM, INC.
                         87 N. Raymond Avenue, Suite 850
                           Pasadena, California 91103

                                 March 24, 1999

Chris Deyo
224 Upper Terrace
San Francisco, CA 94117

Dear Chris

Pets.com, Inc. (the "Company") is pleased to offer you employment on the following terms:

        1. POSITION. You will serve in a full-time capacity as the President of the Company commencing upon the closing of the Series A financing, which is expected to occur in late March 1999. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

        2. SALARY AND BENEFITS. You will be paid a salary at the annual rate of $185,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. All other benefits, such as vacation time, health and medical benefits will be in accordance with the Company's benefits policies, which you will help to define, and which will be approved by the Company's Board of Directors.

        3. STOCK OPTIONS. You will receive an option to purchase shares of Common Stock representing 5.2% of the fully diluted capitalization of the Company, after taking into account the Company's Series A Preferred Stock financing. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment whichever is later. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service as an employee terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. In the event of a sale or merger of the Company, in which more than 51% of the voting power of the Company is transferred to a third party, 50% of your remaining unvested shares will accelerate and become fully vested. The option grant wilt be subject to the Company's Stock Plan and the execution by you of the form of Option Agreement under such plan.

        4. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

        5. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Should the Company be acquired, you agree that upon request of the acquiring company you will assist the Company with post-acquisition transitional matters for a period of up to six months.

        6. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you tender services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

        7. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

        8. ENTIRE AGREEMENT. Except for the Company's standard Option Agreement and Proprietary Inventions and Assignment Agreement, this letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

        9. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any dispute will be governed by California law.

        We hope that you find the foregoing terms acceptable. We are excited to have you join the Company and value your role in helping make Pets.com a great success. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

        We look forward to having you join us as soon as possible.

                                            Very truly yours,

                                            /s/ Julie Wainwright
                                            ------------------------------------
                                            Julie Wainwright
                                            CEO

I have read and accept this employment offer:


         /s/ Chris Deyo
--------------------------------
Signature of Chris Deyo